EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228
Immediate Release

Columbus McKinnon Reports 18% Growth in Net Income and Earnings per Share
for Fiscal 2015 Third Quarter

•	Third quarter gross margin expanded 120 basis points to 30.8%

•	Operating income increased 13.6% and operating margin improved to 9.0%, up 130 basis points

•	Earnings per diluted share was up 18% to $0.39

•	Generated $17.1 million of cash from operations

AMHERST, NY, January 29, 2015 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products and services, today announced financial results for its fiscal 2015 third quarter, which ended December 31, 2014.

Net sales for the quarter were $140.8 million, down $4.3 million, or 3.0%, from the prior-year period as a result of the negative impact of foreign currency exchange rates, lower sales volume outside of the U.S. and one less shipping day. Sales per day held fairly steady at $2.35 million compared with $2.38 million in the prior-year period. Sales from the acquisition completed in February 2014 were $3.6 million in the third quarter.

The fluctuation in sales for the third quarter of fiscal 2015 compared with the third quarter of fiscal 2014 is summarized as follows:

($ in millions)	$ Change	% Change
Foreign currency translation	(4.3)	(3.0)%
Volume	(2.7)	(1.9)%
Fewer shipping days	(2.4)	(1.6)%
Pricing	1.5	1.0%
Acquisition	3.6	2.5%
Total	$(4.3)	(3.0)%

Timothy T. Tevens, President and Chief Executive Officer, commented, “We are excited about the recent addition of Stahlhammer Bommern (STB) and the continued contribution of our previous acquisitions. Strategically, these businesses expand our product offering enabling us to leverage our strong global sales presence to increase their commercial opportunities. The U.S. market remains solid for us and our opportunities in China, where we do not yet have the scale to be economically linked, are strong. Europe, South America and other emerging economies have slowed, but we believe our global diversity and growth strategies work to help offset these declines.”

Columbus McKinnon Reports 18% Growth in Net Income and Earnings per Share for Fiscal 2015 Third Quarter
January 29, 2015

U.S. sales, which comprised 59% of total sales, were up by $4.3 million, or 5.4%, to $83.3 million compared with the third quarter of fiscal 2014. Increased volume, the incremental contribution from the acquisition and the benefit from price improvement more than offset the impact of one fewer shipping day.

Sales outside of the U.S. were down $8.5 million to $57.5 million. The benefit from price improvement was more than offset by reductions in sales volume, the impact of foreign currency translation and one fewer shipping day.

Strategic investments driving increased profitability

Gross profit increased to $43.4 million, up $0.4 million compared with the prior-year quarter. Gross margin improved 120 basis points to 30.8%. This was the seventeenth consecutive quarter of year-over-year gross margin improvement. The increase was driven by the acquisition, pricing net of material inflation and productivity improvements which more than offset the impact of lower sales volume and foreign currency translation.

Mr. Tevens commented, “We are acquiring businesses with strong profit profiles which are contributing to our margin expansion. In addition, our effort to drive productivity continues to be positive.”

($ in millions)	Impact on Gross Profit
Acquisition	$1.5
Productivity	$1.1
Pricing net of material cost inflation	$1.1
Product liability	$(0.7)
Foreign currency translation	$(1.2)
Volume and mix	$(1.4)
Total	$0.4

Selling expense was up $1.2 million to $17.4 million when compared with the third quarter of fiscal 2014, but in line with the trailing quarters in fiscal 2015. As a percent of revenue, selling expense was 12.4% compared with 11.2% in the same period last year. When compared with the prior-year period, the acquisition added $0.3 million in expenses. The remaining increase was related to investments made to drive future sales growth, partially offset by favorable foreign currency translation.

General and administrative (G&A) expense was $12.8 million, down $2.4 million from the prior-year period. G&A as a percent of sales was 9.1% compared with 10.5% in the prior-year period. The acquisition added $0.2 million to G&A expense and the prior-year period included approximately $1.4 million of atypical merger and acquisition activity expenses. The remaining decrease was due to cost control measures taken as well as the favorable impact of foreign currency translation.

Overall cost discipline, productivity and the lack of unusual expenses resulted in operating income of $12.6 million, up 13.6% over the prior-year period. Operating margin expanded 130 basis points to 9.0%. The impact of foreign currency exchange on operating income was negligible.

Investment income increased 300% to $1.0 million. The increase was due to marketable security sales from the Company’s captive insurance company which benefitted from market prices, and resulted in incremental investment income of $0.9 million.

The effective tax rate in the quarter was 23.1% reflecting the expected refinancing costs related to the previously announced call of the outstanding Senior Subordinated Notes. This will reduce taxable income in the U.S., which has the highest corporate tax rate in the Company. The full year fiscal 2015 effective tax rate is expected to be in the range of 23% to 28%.

Third quarter fiscal 2015 net income was up $1.2 million to $7.9 million, or $0.39 per diluted share. This compares with $6.7 million, or $0.33 per diluted share, in the fiscal 2014 third quarter.

Reduced interest expense and improved financial flexibility with refinancing

Cash and cash equivalents were $102.5 million at December 31, 2014. Gross debt at December 31, 2014 was $157.5 million. Debt, net of cash, was $55.0 million, or 15.3% of net total capitalization. Return on invested capital for the trailing twelve-month period was 12.5%, which exceeds the Company’s estimated weighted average cost of capital.

Columbus McKinnon Reports 18% Growth in Net Income and Earnings per Share for Fiscal 2015 Third Quarter
January 29, 2015

As previously announced, the Company has elected to redeem its outstanding $150 million of 7.875% senior subordinated notes (“Notes”) due February 1, 2019. The Notes will be redeemed on February 23, 2015 at a redemption price of $1,039.38 per $1,000 of principal amount of Notes, plus interest. In addition, the Company entered into a new $150 million senior secured revolving credit facility and established a new $125 million delayed-draw senior secured term loan facility, both with maturity dates in 2020. Cash interest expense will be reduced by $7.6 million annually and the refinancing will contribute approximately $0.27 per diluted share in fiscal 2016. The Company expects to record an $8.5 million debt retirement charge, which includes the call premium, in the fourth quarter of fiscal 2015.

Mr. Gregory P. Rustowicz, Chief Financial Officer, noted, “This refinancing measurably reduces our interest expense and it also provides us greater flexibility to put our cash to work and manage our debt levels. This important transaction will also allow us to continue to strategically invest in our organic and inorganic growth plans. Given our impressive cash generation and the strength of our balance sheet, we are in a solid position to grow the business.”

Cash provided by operations was $17.1 million in the third quarter. Excluding the impact of the STB acquisition which closed on December 30, 2014, working capital as a percentage of sales improved to 19.6% at the end of the third quarter of fiscal 2015, compared with 22.1% at the end of the trailing fiscal 2015 second quarter and 19.9% at the end of fiscal 2014’s third quarter.

Capital expenditures for the first nine months of fiscal 2015 were $11.3 million. Of this total, $3.3 million was associated with the implementation of a new enterprise resource planning system (ERP). The Company continues to expect fiscal 2015 capital spending to be about $15 to $20 million, the majority of which is dedicated to productivity and growth projects followed by maintaining existing capacity and the implementation of the global ERP system.

Fiscal 2015 year-to-date review

Net sales for the first nine months of fiscal 2015 were $430.7 million, up $7.9 million, or 1.9%, from the same period in fiscal 2014. Sales to the U.S., which represented 58% of total sales, were up 4.2% to $250.1 million. Non-U.S. sales of $180.6 million in the first nine months of fiscal 2015 decreased by 1.3% from the prior-year period and represented 42% of total sales. For the year-to-date period, acquisitions contributed $10.5 million to sales which more than offset the $3.8 million negative impact of foreign currency translation.

Gross profit in the first nine months of fiscal 2015 increased 4.1% to $136.1 million over the same period in fiscal 2014. Gross margin was 31.6%, up 70 basis points over the prior-year period. Improved gross margin was driven by similar factors as in the quarter.

Selling expenses for the first nine months of fiscal 2015 were $52.4 million, an increase of 4.4% over the prior-year period. Selling expense as a percent of sales was 12.2% compared with 11.9% in the same period in fiscal 2014. G&A expense of $40.2 million for the first nine months of 2015 was down by 4.8% over the prior-year period. Prior-year period G&A expense included approximately $1.6 million of atypical merger and acquisition costs. As a percent of sales, G&A expense was 9.3%, a 70 basis point decrease from 10.0% in the first nine months of fiscal 2014.

First nine months of fiscal 2015 operating income of $41.8 million was up 13.4%, or $4.9 million, over the same period in fiscal 2014. Operating margin as a percent of sales was 9.7% and represents a 100 basis point improvement over the prior-year period. Fiscal 2015 year-to-date sales growth resulted in operating leverage of 62.5%.

Net income was $25.2 million for the first nine months of fiscal 2015 and increased by 21.1%, or $4.4 million, over the prior-year period. Diluted earnings per share of $1.25 improved by $0.21 per diluted share over the prior-year period.

Expect moderate growth and solid returns on invested capital

Mr. Tevens commented, “While economic conditions continue to create uncertainty on a global basis, we remain encouraged with our efforts to build our global market share, expand our product offering and drive lean processes and continuous improvement throughout the organization. We expect we can continue to grow at a moderate rate, expand our opportunities through acquisitions and deliver solid returns on invested capital.”

Backlog increased to $85.5 million at December 31, 2014, up $3.3 million, or 4.0%, from backlog of $82.2 million at September 30, 2014. Although the typical time to convert the majority of backlog to sales is from one day to a few weeks, backlog can include project-type orders from customers that have defined delivery schedules that may extend out 12 to 24 months. Approximately 62% of backlog at quarter end is expected to ship in the fourth quarter. Backlog that represents longer-lead time project orders

Columbus McKinnon Reports 18% Growth in Net Income and Earnings per Share for Fiscal 2015 Third Quarter
January 29, 2015

was $32.8 million, or 38% of total backlog. These projects are scheduled for shipment beyond March 31, 2015, and compares with project backlog of $25.0 million at the end of the trailing second quarter and $31.1 million at December 31, 2013. Backlog is not necessarily a leading indicator of sales for the Company.

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company. U.S. industrial capacity utilization has been steadily, albeit slowly, improving over the last twelve months. In December 2014, it was 79.3%, compared with 78.2% in September 2014 and 77.1% a year prior. Eurozone capacity utilization increased to 80.0% at December 31, 2014 compared with 79.9% at September 30, 2014 and 78.4% at the end of 2013. The Company’s sales tend to lag changes in these indicators by one to two quarters.

Teleconference and webcast

Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through February 26, 2015 by dialing 402-220-9766. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the integration of acquisitions and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently, such forward looking statements should be regarded as the Company’s current plans, estimates and beliefs. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports 18% Growth in Net Income and Earnings per Share for Fiscal 2015 Third Quarter
January 29, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	December 31, 2014	December 31, 2013	Change
Net sales	$140,791	$145,072	(3.0)%
Cost of products sold	97,382	102,075	(4.6)%
Gross profit	43,409	42,997	1.0%
Gross profit margin	30.8%	29.6%
Selling expense	17,398	16,188	7.5%
General and administrative expense	12,845	15,230	(15.7)%
Amortization	551	478	15.3%
Income from operations	12,615	11,101	13.6%
Operating margin	9.0%	7.7%
Interest and debt expense	3,344	3,395	(1.5)%
Investment income	(1,016)	(254)	300.0%
Foreign currency exchange loss	247	568	(56.5)%
Other (income) expense, net	(181)	(147)	23.1%
Income before income tax expense	10,221	7,539	35.6%
Income tax expense	2,360	875	169.7%
Net income	$7,861	$6,664	18.0%

Average basic shares outstanding	19,974	19,691	1.4%
Basic income per share:
Basic income per share	$0.39	$0.34	14.7%

Average diluted shares outstanding	20,232	20,019	1.1%
Diluted income per share:
Diluted income per share	$0.39	$0.33	18.2%

Columbus McKinnon Reports 18% Growth in Net Income and Earnings per Share for Fiscal 2015 Third Quarter
January 29, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Nine Months Ended
	December 31, 2014	December 31, 2013	Change
Net sales	$430,714	$422,815	1.9%
Cost of products sold	294,584	292,067	0.9%
Gross profit	136,130	130,748	4.1%
Gross profit margin	31.6%	30.9%
Selling expense	52,434	50,216	4.4%
General and administrative expense	40,224	42,247	(4.8)%
Amortization	1,716	1,463	17.3%
Income from operations	41,756	36,822	13.4%
Operating margin	9.7%	8.7%
Interest and debt expense	9,977	10,138	(1.6)%
Investment income	(1,683)	(746)	125.6%
Foreign currency exchange loss	36	988	(96.4)%
Other (income) expense, net	(289)	(1,319)	(78.1)%
Income before income tax expense	33,715	27,761	21.4%
Income tax expense	8,522	6,955	22.5%
Net income	$25,193	$20,806	21.1%

Average basic shares outstanding	19,925	19,622	1.5%
Basic income per share:
Basic income per share	$1.26	$1.06	18.9%

Average diluted shares outstanding	20,185	19,915	1.4%
Diluted income per share:
Diluted income per share	$1.25	$1.04	20.2%

Columbus McKinnon Reports 18% Growth in Net Income and Earnings per Share for Fiscal 2015 Third Quarter
January 29, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2014	March 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102,488	$112,309
Trade accounts receivable	70,090	93,223
Inventories	107,421	97,576
Prepaid expenses and other	24,267	23,444
Total current assets	304,266	326,552

Net property, plant, and equipment	85,466	78,687
Goodwill	130,523	119,303
Other intangibles, net	17,773	20,842
Marketable securities	20,829	21,941
Deferred taxes on income	21,658	23,406
Other assets	12,819	7,943
Total assets	$593,334	$598,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$23,646	$35,359
Accrued liabilities	52,147	52,348
Current portion of long-term debt	7,023	1,588
Total current liabilities	82,816	89,295

Senior debt, less current portion	1,592	2,020
Subordinated debt	148,890	148,685
Other non-current liabilities	54,914	67,388
Total liabilities	288,212	307,388

Shareholders’ equity:
Common stock	200	198
Additional paid-in capital	202,013	198,546
Retained earnings	157,413	133,820
ESOP debt guarantee	—	(142)
Accumulated other comprehensive loss	(54,504)	(41,136)
Total shareholders’ equity	305,122	291,286
Total liabilities and shareholders’ equity	$593,334	$598,674

Columbus McKinnon Reports 18% Growth in Net Income and Earnings per Share for Fiscal 2015 Third Quarter
January 29, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Nine Months Ended
	December 31, 2014	December 31, 2013
Operating activities:
Net income	$25,193	$20,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,605	9,566
Deferred income taxes and related valuation allowance	(1,273)	(1,773)
Net gain on sale of real estate, investments, and other	(1,233)	(1,629)
Stock based compensation	2,991	2,707
Amortization of deferred financing costs and discount on debt	652	655
Property casualty loss	250	—
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	21,633	6,572
Inventories	(8,470)	(8,927)
Prepaid expenses	(1,012)	(1,588)
Other assets	(531)	534
Trade accounts payable	(9,056)	(4,753)
Accrued liabilities	756	6,410
Non-current liabilities	(10,655)	(10,622)
Net cash provided by operating activities	29,850	17,958

Investing activities:
Proceeds from sale of marketable securities	2,585	5,444
Purchases of marketable securities	(673)	(3,611)
Capital expenditures	(11,343)	(13,484)
Purchase of business, net of cash acquired	(19,931)	(5,847)
Other	16	—
Net cash used for investing activities	(29,346)	(17,498)

Financing activities:
Proceeds from stock options exercised	1,362	1,464
Net payments under lines-of-credit	—	(7)
Repayment of debt	(1,099)	(566)
Change in ESOP guarantee	(800)	308
Restricted cash related to purchase of business	(5,819)	—
Dividends paid	(2,392)	—
Net cash (used for) provided by financing activities	(8,748)	1,199

Effect of exchange rate changes on cash	(1,577)	549

Net change in cash and cash equivalents	(9,821)	2,208
Cash and cash equivalents at beginning of year	112,309	121,660
Cash and cash equivalents at end of period	$102,488	$123,868

Columbus McKinnon Reports 18% Growth in Net Income and Earnings per Share for Fiscal 2015 Third Quarter
January 29, 2015

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	December 31, 2014		March 31, 2014		December 31, 2013
Backlog (in millions)	$85.5		$86.8		$98.4

Trade accounts receivable[1]
days sales outstanding	43.8	days	52.9	days	47.4	days

Inventory turns per year[1]
(based on cost of products sold)	3.9	turns	4.5	turns	3.9	turns
Days' inventory[1]	93.6	days	81.1	days	93.6	days

Trade accounts payable[1]
days payables outstanding	21.9	days	29.2	days	26.9	days

Working capital as a % of sales[1]	19.6%		21.7%		19.9%

Debt to total capitalization percentage	34.0%		34.3%		36.2%

Debt, net of cash, to net total capitalization	15.3%		12.1%		9.4%

1 Excludes the impact of the acquisition of STB which closed on December 30, 2014

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 16	63	64	60	63	250

FY 15	63	64	60	63	250

FY 14	64	63	61	62	250